RAIT Investment Trust Announces First Quarter 2005 Earnings

PHILADELPHIA, PA — May 3, 2005 — RAIT Investment Trust (“RAIT”) (NYSE: RAS)

Financial Highlights

•	Net income available to common shareholders for the three months ended March 31, 2005 increased 17% from the three months ended March 31, 2004

- Total assets at March 31, 2005 increased 8.0% from total assets at December 31, 2004

RAIT reported net income available to common shareholders for the three months ended March 31, 2005 of $16.4 million resulting in net income per common share — diluted of $0.64 based on 25.8 million weighted average common shares — diluted, as compared to net income available to common shareholders of $14.0 million resulting in net income per common — share diluted of $0.60 based on 23.4 million weighted average common shares — diluted, for the three months ended March 31, 2004. Total revenues for the three months ended March 31, 2005 were $28.7 million as compared to $22.7 million for the three months ended March 31, 2004.

Balance Sheet Summary
At March 31, 2005, RAIT’s total assets were $788.7 million (including $548.9 million of real estate loans, net, $44.1 million of unconsolidated real estate interests and $135.0 million of consolidated real estate interests). At December 31, 2004, RAIT’s total assets were $729.5 million (including $491.3 million in real estate loans, net, $44.0 million of unconsolidated real estate interests and $136.5 million of consolidated real estate interests). At March 31, 2005, RAIT’s indebtedness secured by real estate (the sum of senior indebtedness relating to loans and long-term debt secured by real estate owned) was $114.4 million, and there was a $96.4 million aggregate balance outstanding under RAIT’s secured lines of credit. At December 31, 2004, RAIT’s indebtedness secured by real estate was $114.7 million, and there was a $49.0 million aggregate balance outstanding under RAIT’s secured lines of credit. RAIT’s total shareholders’ equity was $542.9 million at March 31, 2005 and $541.7 million at December 31, 2004. Total common shares outstanding were 25,587,774 at March 31, 2005 and 25,579,948 at December 31, 2004. Unconsolidated real estate interests are alternative lending structures.

Dividend Summary
On April 15, 2005, RAIT paid a first quarter dividend of $0.60 per common share to shareholders of record on April 7, 2005. Including this first quarter dividend, RAIT has declared a regular quarterly cash dividend of at least $0.60 per common share during each of the past eleven quarters. On March 31, 2005, RAIT paid a first quarter dividend of $0.484375 per preferred share relating to RAIT’s 7.75% Series A Cumulative Redeemable Preferred Shares and a quarterly dividend of $0.5234375 per share on RAIT’s 8.375% Series B Cumulative Redeemable Preferred Shares to shareholders of record on March 1, 2005.

Conference Call Webcast
Interested parties can access the LIVE webcast of RAIT’s Quarterly Earnings Conference Call at 11:00 AM EDT on Wednesday, May 4, 2005 by clicking on the Webcast link on RAIT’s homepage at www.raitinvestmenttrust.com. For those who are not available to listen to the live broadcast, the replay of the webcast will be available following the live call on RAIT’s investor relations website and telephonically until Wednesday, May 11, 2005 by dialing 888-286-8010, access code 29425553.

About RAIT Investment Trust
RAIT Investment Trust (NYSE:RAS), a real estate investment trust, is a specialty finance company focused on the commercial real estate industry. RAIT provides structured financing to owners of real estate, including senior and mezzanine lending and preferred equity investments. RAIT also acquires real estate for its own account. For more information, please visit www.raitinvestmenttrust.com or call Investor Relations at 215-861-7900. If you would like to be added to RAIT’s distribution list to receive news, updates and announcements, please visit www.raitinvestmenttrust.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding RAIT Investment Trust’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward looking statement, see RAIT’s filings with the Securities and Exchange Commission, including Registration Statement No. 333-103618 under the section entitled “Risk Factors” and the Form 10-K for the year ended December 31, 2004. RAIT does not undertake to update forward-looking statements in this press release or with respect to matters described herein.

RAIT Investment Trust Contact
Andres Viroslav
215-861-7923
aviroslav@raitinvestmenttrust.com

RAIT INVESTMENT TRUST

and Subsidiaries

Consolidated Statements of Income
(Unaudited)

	For the three months
	ended March 31,
	2005	2004
REVENUES
Interest income	$18,975,191	$13,314,483
Rental income	7,481,095	6,067,198
Fee income and other	911,432	2,487,208
Investment income	1,318,649	831,894

Total revenues	28,686,367	22,700,783
COSTS AND EXPENSES
Interest	2,664,754	2,466,125
Property operating expenses	3,966,337	3,030,023
Salaries and related benefits	1,250,348	1,151,657
General and administrative	861,057	967,515
Depreciation and amortization	1,044,747	945,469

Total costs and expenses	9,787,243	8,560,789
Net income before minority interest	$18,899,124	$14,139,994
Minority interest	(9,989)	(19,476)

Net income	$18,889,135	$14,120,518

Preferred dividends	2,518,955	150,000
Net income available to common shareholders	$16,370,180	$13,970,518

Net income per common share – basic	$0.64	$0.60

Weighted average common shares – basic	25,583,041	23,208,884
Net income per common share – diluted	$0.64	$0.60

Weighted average common shares – diluted	25,754,477	23,404,114

RAIT INVESTMENT TRUST
and Subsidiaries
Consolidated Balance Sheets

	March 31, 2005
	(unaudited)	December 31, 2004

ASSETS
Cash and cash equivalents	$15,573,096	$13,331,373
Restricted cash	18,946,844	22,947,888
Tenant escrows	211,840	211,905
Accrued interest receivable	11,762,216	9,728,674
Real estate loans, net	548,911,092	491,281,473
Unconsolidated real estate interests	44,107,027	44,016,457
Consolidated real estate interests	135,012,289	136,487,247
Furniture, fixtures and equipment, net	616,904	639,582
Prepaid expenses and other assets	12,667,855	9,966,722
Goodwill	887,143	887,143

Total assets	$788,696,306	$729,498,464

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable and accrued liabilities	$3,685,284	$4,410,101
Accrued interest payable	719,802	480,168
Tenant security deposits	366,026	364,508
Borrowers’ escrows	14,356,909	18,326,863
Dividend payable	15,351,018	—
Senior indebtedness relating to loans	51,259,967	51,305,120
Long-term debt secured by real estate owned	63,149,835	63,424,199
Secured lines of credit	96,400,000	49,000,000

Total liabilities	$245,288,841	$187,310,959
Minority interest	467,033	477,564

Shareholders’ equity:
Preferred shares, $.01 par value; 25,000,000 shares authorized;
7.75% Series A cumulative redeemable preferred shares, liquidation preference $25.00 per share; 2,760,000 issued and outstanding	27,600	27,600
8.375% Series B cumulative redeemable preferred shares, liquidation preference $25.00 per share; 2,258,300 issued and outstanding	22,583	22,583
Common shares, $.01 par value; 200,000,000 authorized shares; issued and outstanding 25,587,774 and 25,579,948 shares	255,850	255,799
Additional paid-in-capital	540,704,217	540,627,203
Retained earnings	2,919,436	1,900,274
Loans for stock options exercised	(503,600)	(506,302)
Deferred compensation	(485,654)	(617,216)

Total shareholders’ equity	542,940,432	541,709,941

Total liabilities and shareholders’ equity	$788,696,306	$729,498,464